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                               AMENDMENT TO THE
                         AGREEMENT AND PLAN OF MERGER


     THIS AMENDMENT ("AMENDMENT") to the AGREEMENT AND PLAN OF MERGER (the "MERGER AGREEMENT") dated as of October 9, 1998, among Yahoo! Inc., a California corporation ("ACQUIROR"), YO Acquisition Corporation., a Delaware corporation and a wholly owned subsidiary of Acquiror ("SUB"), and Yoyodyne Entertainment, Inc., a Delaware corporation ("TARGET"), is made as of this 19th day of October, 1998 , by and among Acquiror, Sub and Target.

                                   RECITAL

     A. Acquiror, Sub and Target desire to amend the Merger Agreement as provided herein.

     NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.   AMENDMENTS TO MERGER AGREEMENT.

     a. Section 2.2 of the Merger Agreement is amended and restated in its entirety as follows:

          "Section 2.2 ESCROW AGREEMENT. At the Effective Time or such later time as determined in accordance with Section 2.3(b), Acquiror will, on behalf of the holders of Target Common Stock, Target Preferred Stock, Target Options and Target Warrants, deposit in escrow certificates representing 23,445 shares of Acquiror Common Stock. Such shares shall be held in escrow on behalf of the persons who are the holders of Target Common Stock or Target Preferred Stock in the Merger immediately prior to the Effective Time (the "FORMER TARGET STOCKHOLDERS"), in accordance with the portion of Total Consideration Shares allocable to each such Former Target Stockholder based upon the Exchange Ratios ("PRO RATA PORTION"). Such shares (collectively, the "ESCROW SHARES") shall be held and applied pursuant to the provisions of an escrow agreement (the "ESCROW AGREEMENT") to be executed pursuant to Section 7.6."

     b. Section 3.2(a) of the Merger Agreement is amended and restated in its entirety as follows:

          "(a) The authorized capital stock of Target consists of 8,950,000 shares of Target Common Stock, 50,000 shares of Class B Common Stock, $0.01 par value per share ("TARGET CLASS B COMMON STOCK"), and 2,000,000 shares of Preferred Stock, of which 1,500,000 shares are designated as Series A Cumulative Convertible Preferred Stock. As of the date of this Agreement, there are (i) 4,241,883 shares of Target Common Stock issued and outstanding, all of which are validly issued, fully paid and nonassessable and none of which are

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subject to repurchase rights, (ii) no shares of Target Class B Common Stock issued or outstanding, (iii) 1,276,958.332 shares of Series A Preferred Stock issued and outstanding, all of which are validly issued, fully paid and nonassessable, and each share of which is convertible into 1.2 shares of Target Common Stock, (iii) warrants to purchase up to 632,610.671 shares of Target Common Stock (collectively, the "TARGET WARRANTS"); (iv) 1,532,349.998 shares of Target Common Stock reserved for future issuance upon conversion of the Target Preferred Stock; (v) 806,952 shares of Target Common Stock reserved for future issuance pursuant to Target Options granted and outstanding under the Target Option Plan; and (vi) 193,048 shares of Target Common Stock reserved for issuance upon exercise of options available to be granted in the future under the Target Option Plan. The issued and outstanding shares of Target Common Stock and of Target Preferred Stock are held of record by the shareholders of Target as set forth and identified in the shareholder list attached as Schedule 3.2(a) to the Target Disclosure Schedule. The issued and outstanding Target Options are held of record by the option holders as set forth and identified in the option holder list provided to Acquiror or its representatives. The issued and outstanding Target Warrants are held of record by the warrantholders as set forth and identified in the warrantholder list provided to Acquiror or its representatives. All shares of Target Common Stock and Target Preferred Stock subject to issuance as specified above, upon issuance on the terms and conditions (including payment) specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. All shares of Target Common Stock subject to issuance upon the exercise of Target Options and Target Warrants, upon issuance on the terms and conditions (including payment) specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. All outstanding shares of Target Common Stock, Target Preferred Stock and outstanding Target Options and Target Warrants (collectively "TARGET SECURITIES") were issued in compliance with applicable federal and state securities laws. Except as set forth in the Target Disclosure Schedule, there are no obligations, contingent or otherwise, of Target to repurchase, redeem or otherwise acquire any shares of Target Common Stock or Target Preferred Stock or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity. An updated Schedule 3.2(a) reflecting changes permitted by this Agreement in the capitalization of Target between the date hereof and the Effective Time shall be delivered by Target to Acquiror on the Closing Date."

     c. Section 6.6(b) of the Merger Agreement is amended and restated in its entirety as follows:

          "(b) REQUIRED REGISTRATION. No later than the thirtieth day following the Effective Time, Acquiror shall prepare and file with the Commission a registration statement on Form S-3 (or such successor or other appropriate form) under the Securities Act with respect to the Registrable Shares (the "REGISTRATION STATEMENT") and shall effect all such registrations, qualifications and compliances (including, without limitation, obtaining appropriate qualifications under applicable state securities or "blue sky" laws and compliance with any other applicable governmental requirements or regulations) as any selling Holder may reasonably request and that would permit or facilitate the sale of all Registrable Shares (provided however that Acquiror shall not be required in connection therewith to qualify to do business or to file a general consent to service of process in any such state or jurisdiction), and in each case

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par

Acquiror will use its best efforts to cause such Registration Statement and all other such registrations, qualifications and compliances to become effective as soon as practicable thereafter."

     d. The Target Disclosure Schedule is amended and restated in its entirety as set forth in ANNEX A attached hereto.

2. EFFECT ON MERGER AGREEMENT. Except as otherwise specifically provided herein, the Merger Agreement shall not be amended but shall remain in full force and effect.

3. GOVERNING LAW. This Amendment shall be governed and construed in accordance with the laws of the State of California without regard to any applicable conflicts of law.

4. COUNTERPARTS. This Amendment may be signed in one or more counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same instrument.

                              [Signature Page Follows]

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     The parties hereto have caused this Amendment to be executed as of the date written above by their respective officers thereunto duly authorized.

                    YAHOO! INC.


                         By:  /s/ Gary Valenzuela


                         Name:  Gary Valenzuela


                         Title: Chief Financial Officer


                    YO ACQUISITION CORPORATION


                         By:  /s/ Gary Valenzuela


                         Name:  Gary Valenzuela


                         Title: Chief Operating Officer



                    YOYODYNE ENTERTAINMENT, INC.


                         By:  /s/ Terrence A. Kaliner


                         Name:  Terrence A. Kaliner


                         Title: Vice President-Finance, CFO, Secretary/Treasurer